Exhibit 3.1
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
ALLIANCE LAUNDRY HOLDINGS INC.
(Pursuant to Section 242 and 245 of
the General Corporation Law of the State of Delaware)
Alliance Laundry Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: The name of the Corporation is Alliance Laundry Holdings Inc. Its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 3, 2004 (the “Original Certificate”), which Original Certificate was amended and restated on January 27, 2005 by the filing of an amended and restated certificate of incorporation (the “First Amended and Restated Certificate”), which First Amended and Restated Certificate was amended and restated on December 21, 2007 by the filing of a second amended and restated certificate of incorporation (the “Second Amended and Restated Certificate”), which Second Amended and Restated Certificate was amended and restated on August 31, 2015 by the filing of a third amended and restated certificate of incorporation (as amended by the Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation dated December 28, 2015, the Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation dated August 8, 2025 and the Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation dated [●], 2025, the “Third Amended and Restated Certificate”, and the Original Certificate, as amended and restated by the First Amended and Restated Certificate, the Second Amended and Restated Certificate and the Third Amended and Restated Certificate, the “Existing Certificate”).
SECOND: This Fourth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends and restates in its entirety the Corporation’s Existing Certificate, as currently in effect, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”), by written consent of the holders of the outstanding stock of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law. The effective date of this Certificate of Incorporation shall be the date it is filed with the Secretary of State of the State of Delaware.
THIRD: This Certificate of Incorporation amends and restates in its entirety the Existing Certificate of the Corporation to read as follows:
1.    Name. The name of the Corporation is Alliance Laundry Holdings Inc.

2.    Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.
3.    Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
4.    Number of Shares.
4.1.    The total number of shares of all classes of stock that the Corporation shall have authority to issue is [●] shares, consisting of: (i) [●] shares of common stock, with the par value of $0.01 per share (the “Common Stock”) and (ii) [●] shares of preferred stock, with the par value of $0.01 per share (the “Preferred Stock”).
4.2.    Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus the number of shares of Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for such class.
5.    Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of stock are as follows:
5.1.    Common Stock.
(i)    Voting Rights.
(1) Each holder of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, to the fullest extent permitted by law, holders of shares of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under General Corporation Law.

(2) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).
(ii)    Dividends; Stock Splits or Combinations. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.
(iii)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock.
5.2.    Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares; provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any, (ii) may be subject to redemption at such time or times and at such prices, if any, (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, if any, (iv) may have such rights upon the voluntary or involuntary liquidation, winding-up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any, (v) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any, (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any, (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any, (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.
6.    Board of Directors.
6.1.    Number of Directors.
(i)    The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Third Amended and Restated By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall be not less than five (5) nor more than thirteen (13), with the then authorized number of Directors constituting the entire Board being fixed from time to time by the Board; provided, that for as long as the Stockholders Agreement is in effect, the number of Directors shall never be less than the aggregate number of Directors that the Principal Stockholder is entitled to nominate from time to time pursuant to Section 1.01 thereof.
(ii)    During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (A) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of the related Preferred Stock shall be entitled to elect the Preferred Stock Directors pursuant to the provisions of the Board’s designation for the series of Preferred Stock and (B) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disability, resignation, retirement, disqualification, or removal from office. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, disability, resignation, retirement, disqualification or removal from office of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.
6.2.    Staggered Board. The Board (other than Preferred Stock Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the adoption of this Certificate of Incorporation; Class II Directors shall initially serve until the second annual meeting of stockholders following the adoption of this Certificate of Incorporation; and Class III Directors shall initially serve until the third annual meeting of stockholders following the adoption of this Certificate of Incorporation. Commencing with the first annual meeting of stockholders following the adoption of this Certificate of Incorporation, each Director of each class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such Director was elected. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of Directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to designate the members of the Board in office at the time of adoption of this Certificate of Incorporation or at the time of the creation of a new directorship as Class I Directors, Class II Directors or Class III Directors. In making such designation, the Board shall equalize, as nearly as possible, the number of Directors in each class. In the event of any change in the number of Directors, the Board shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of Directors in each class. In no event will a decrease in the number of Directors shorten the term of any incumbent Director.
6.3.    Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding and subject to the terms of the Stockholders Agreement (as long as such agreement is in effect), newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause may be nominated by the Chair and shall be filled by (a) if the Majority Ownership Requirement is no longer met, the affirmative vote of a majority of the remaining Director or Directors then in office, even if less than a quorum of the Board, or (b) until the Majority Ownership Requirement is no longer met, the affirmative vote of a majority of the remaining Director or Directors then in office, even if less than a quorum, or, if the Principal Stockholder elects, by a plurality of the stockholders pursuant to Section 2.10 of the By-laws. Any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disability, resignation, retirement, disqualification or removal from office. In no event will a decrease in the number of Directors shorten the term of any incumbent Director. Notwithstanding the foregoing, for as long as the Stockholders Agreement is in effect, any vacancy caused by the death, disability, resignation, retirement, disqualification or removal from office of any BDT Director (as defined in the Stockholders Agreement) shall, at the Principal Stockholder’s option, be filled solely by (x) the Principal Stockholder in a written instrument delivered to the Corporation or (y) a majority of the remaining Directors, even if less than a quorum, in accordance with the Stockholders Agreement, so long as, after giving effect to the filling of such vacancy, the number of BDT Directors in office does not exceed the number of Directors the Principal Stockholder is entitled to nominate pursuant to Section 1.01 of the Stockholders Agreement. Any Director elected to fill a newly created directorship or vacancy in accordance with the preceding provisions of this Section 6.3 shall hold office until the next annual meeting of stockholders held to elect the class of Directors to which such Director is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disability, resignation, retirement, disqualification or removal from office.
6.4.    Term and Removal of Directors. Each Director shall hold office until the annual meeting at which such Director’s term expires and until his or her successor is duly elected and qualified, or until his or her earlier death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of Directors shall shorten the term of any incumbent Director. Except for Preferred Stock Directors and subject to the terms of the Stockholders Agreement (as long as such agreement is in effect), any individual Director may be removed from office only by the affirmative vote of the holders of two-thirds (66 2/3%) of the total voting power of the issued and outstanding Voting Stock, voting together as a single class, and, for so long as the Board is classified as provided in Section 6.2, no such Director may be removed without cause; provided, however, that until the Majority Ownership Requirement is no longer met, any Director may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of the issued and outstanding Voting Stock, voting together as a single class.
6.5.    Chair. For so long as the Principal Stockholder beneficially owns at least 25.0% of the issued and outstanding shares of Common Stock, the Principal Stockholder shall, and the Corporation shall take all action necessary to ensure that the Principal Stockholder shall, have the right to appoint (including by filling any vacancy in the position of Chair) a then-serving Director as the Chair and to remove any person serving as Chair from such position. For so long as the Principal Stockholder beneficially owns at least 25.0% of the issued and outstanding shares of Common Stock, the Corporation shall not amend, supplement or otherwise modify, and shall take all actions necessary to ensure that the Corporate Governance Guidelines are not amended, supplemented or otherwise modified, with respect to the role, responsibilities or duties of the Chair without the consent of the Principal Stockholder.
6.6.    Lead Director. For so long as the Principal Stockholder beneficially owns at least 25.0% of the issued and outstanding shares of Common Stock, the Principal Stockholder shall, and the Corporation shall take all action necessary to ensure that the Principal Stockholder shall, have the right to appoint (including by filling any vacancy in the position of Lead Director) a then-serving Director as the Lead Director and to remove any person serving as Lead Director from such position. For so long as the Principal Stockholder beneficially owns at least 25.0% of the issued and outstanding shares of Common Stock, the Corporation shall not amend, supplement or otherwise modify, and shall take all actions necessary to ensure that the Corporate Governance Guidelines are not amended, supplemented or otherwise modified, with respect to the role, responsibilities or duties of the Lead Director without the consent of the Principal Stockholder.
6.7.    Committees. For so long as the Principal Stockholder is entitled to elect at least one Director pursuant to Section 1.01 of the Stockholders Agreement, the Principal Stockholder shall have the power to appoint or direct the appointment of at least one BDT Director to each committee of the Board, subject to any restrictions on the right of any BDT Director to serve on any such committee set forth in Section 1.05 of the Stockholders Agreement.
7.    Meetings of Stockholders.
7.1.    Action by Written Consent. From and after the date that the Majority Ownership Requirement is no longer met, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Until the Majority Ownership Requirement is no longer met, any action required or permitted to be taken by the stockholders of the Corporation may be effected without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of issued and outstanding Voting Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders.
7.2.    Meetings of Stockholders.
(i)    An annual meeting of stockholders for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board shall determine.
(ii)    Subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, from and after the date that the Majority Ownership Requirement is no longer met, special meetings of stockholders of the Corporation may be called at any time by or at the direction of (1) the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, (2) the Chair or (3) the Chief Executive Officer. Until the Majority Ownership Requirement is no longer met, special meetings of stockholders of the Corporation may be called at any time by or at the direction of (1) the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, (2) the Chair, (3) the Chief Executive Officer or (4) the holders of a majority of the total voting power of the Voting Stock. Except as set forth in this Section 7.2(ii), a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

7.3.    No Cumulative Voting; Election of Directors by Written Ballot. There shall be no cumulative voting in the election of Directors. Unless and except to the extent that the By-laws shall so require, the election of the Directors need not be by written ballot.
8.    Business Combinations.
8.1.    Section 203 of the General Corporation Law. The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law and the restrictions and limitations set forth therein.
8.2.    Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Corporation shall not engage in any Business Combination at any point in time at which any of the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
(i)    prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;
(ii)    upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85.0% of the Voting Stock of the Corporation issued and outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned by (1) persons who are Directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(iii)    at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds (66 2/3%) of the voting power of the issued and outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.
9.    Limitation of Liability.
9.1.    To the fullest extent permitted under the General Corporation Law, as amended from time to time, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer of the Corporation. Notwithstanding the preceding sentence, such limitation will not apply, except to the extent permitted by the General Corporation Law, to (i) any breach of a Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in the case of Directors, any unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided in Section 174 of the General Corporation Law or (iv) any transaction from which the Director or officer derived an improper personal benefit.
9.2.    Any amendment or repeal of Section 9.1 shall not adversely affect any right or protection of a Director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.
9.3.    Any reference to an officer of the Corporation in this Article 9 shall be deemed to refer exclusively to the Chair, Chief Executive Officer, President, Vice Presidents, Secretary, Treasurer and any other officers of the Corporation appointed pursuant to Section 5.01 of the Corporation’s By-laws.
10.    Indemnification.
10.1.    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended to increase the scope of such coverage, any Person (a “Covered Person”) who was or is a party or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.3 with respect to Proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.
Any reference to an officer of the Corporation in this Article 10 shall be deemed to refer exclusively to the Chair, Chief Executive Officer, President, Vice Presidents, Secretary, Treasurer and any other officers of the Corporation appointed pursuant to Section 5.01 of the Corporation’s By-laws, and any reference to an officer of any other entity or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and by-laws or equivalent organizational documents of such other entity or enterprise.
10.2.    Prepayment of Expenses. To the fullest extent permitted by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in appearing at, participating in or defending any Proceeding in advance of its final disposition or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article 10 (which shall be governed by Section 10.3); provided, however, that to the extent required by applicable law or in the case of advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, such payment of expenses in advance of the final disposition of the Proceeding shall be made solely upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified or entitled to advancement of expenses under this Article 10 or otherwise.
10.3.    Claims. If a claim for indemnification or advancement of expenses under this Article 10 is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim or to obtain an advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall be entitled to be paid the expense of prosecuting or defending such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by a Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit.
10.4.    Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 10 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested Directors or otherwise.
10.5.    Other Sources. Subject to Section 10.6, the Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

10.6.    Indemnitor of First Resort. In all events, (i) the Corporation hereby agrees that it is the indemnitor of first resort (i.e., its obligation to a Covered Person to provide advancement and/or indemnification to such Covered Person is primary and any obligation of the Principal Stockholder (including any Affiliate thereof other than the Corporation) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of the Principal Stockholder to provide insurance coverage, for the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Covered Person are secondary) and (ii) if the Principal Stockholder (or any Affiliate thereof, other than the Corporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) the Principal Stockholder (or such Affiliate, as the case may be) shall be fully subrogated to all rights of such Covered Person with respect to such payment, (y) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Principal Stockholder (or such Affiliate, as the case may be) effectively to bring suit to enforce such rights and (z) the Corporation shall fully indemnify, reimburse and hold harmless the Principal Stockholder (or such Affiliate, as the case may be) for all such payments actually made by the Principal Stockholder (or such Affiliate, as the case may be). The Principal Stockholder (and any Affiliate thereof) shall be a third-party beneficiary with respect to this Section 10.6, entitled to enforce this Section 10.6.
10.7.    Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article 10 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.
10.8.    Other Indemnification and Prepayment of Expenses. This Article 10 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Covered Persons when and as authorized by appropriate corporate action.
10.9.    Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in this Article 10 will be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in this Article 10 in entering into or continuing the service. The rights to indemnification and to the advancement of expenses conferred in this Article 10 will apply to claims made against any Covered Person described in this Article 10 arising out of acts or omissions in respect of the Corporation or one of its subsidiaries that occurred or occur both prior and subsequent to the adoption hereof. The rights conferred upon Covered Persons in this Article 10 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a Director or officer and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 10 that adversely affects any right of a Covered Person or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
10.10.    Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the General Corporation Law.
11.    Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to make, alter, amend or repeal the By-laws subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to make, alter, amend or repeal the By-laws; provided, that with respect to the powers of stockholders entitled to vote with respect thereto to make, alter, amend or repeal the By-laws, from and after the date that the Principal Stockholder no longer maintains beneficial ownership of at least 40.0% of the aggregate issued and outstanding Common Stock (the “Specified Trigger Date”), in addition to any other vote otherwise required by law, the affirmative vote of the holders of two-thirds (66 2/3%) of the total voting power of the issued and outstanding Voting Stock, voting together as a single class, shall be required to make, alter, amend or repeal the By-laws.
12.    Adoption, Amendment and Repeal of Certificate. Subject to Article 5, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles 6, 7, 8, 9, 10, 11, 12, 13 or 15 or any definitions used in such Articles that are defined in Article 16 may be altered, amended or repealed in any respect, nor may any provision or By-laws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to the Specified Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the total voting power of the issued and outstanding Voting Stock, voting together as a single class and (ii) from and after the Specified Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of two-thirds (66 2/3%) of the total voting power of the issued and outstanding Voting Stock, voting together as a single class, at a meeting of the stockholders called for that purpose.

13.    Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, subject matter jurisdiction, another state court or a federal court located within the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or any provision of this Certificate of Incorporation, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws or (v) any action asserting a claim governed by the internal affairs doctrine. The provisions of this Article 13 do not apply to claims arising under the Securities Act or the Exchange Act. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for resolutions of any complaint asserting a cause of action arising under the Securities Act. Any Person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of consent to the provision of this Article 13.
14.    Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
15.    Corporate Opportunity.
15.1.    To the maximum extent permitted by law, the Corporation waives, on behalf of itself and its subsidiaries, the application of the doctrine of corporate opportunity or any other analogous doctrine, with respect to the Principal Stockholder, any non-employee Directors or any of their respective Affiliates (each, a “Specified Party”) and no Specified Party will have any duty to (i) refrain from engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its Affiliates from time to time is engaged or proposes to engage, (ii) present such opportunity to the Corporation before otherwise engaging in it or offering it to another entity, unless such opportunity was offered to a Specified Party that is a Director in his or her capacity as a Director or (iii) refrain from otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries.

15.2.    In addition to and notwithstanding Section 15.1, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.
16.    Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:
(a)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation or any rights conferred on such stockholder pursuant to the Stockholders Agreement (including any representatives of such stockholder serving on the Board).
(b)    “Associate” means, when used to indicate a relationship with any Person: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, manager, officer or partner or is, directly or indirectly, the owner of 20.0% or more of the outstanding Voting Stock of such corporation, partnership, unincorporated association or other entity, (ii) any trust or other estate in which such Person has at least a 20.0% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.
(c)    “beneficial owner”, including the terms “beneficially own” and “beneficial ownership”, when used with respect to any stock, shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act.
(d)    “Board” is defined in Section 5.1(ii).
(e)    “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with an Interested Stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by an Interested Stockholder and, as a result of such merger or consolidation, Section 8.2 is not applicable to the surviving entity, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with an Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10.0% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation, (iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to an Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such, (B) pursuant to a merger under Section 251(g) (or any successor provision thereto) of the General Corporation Law, (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such, (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection (iii) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments), (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible or exchangeable (or similar) into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by an Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by an Interested Stockholder or (v) any receipt by an Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(f)    “By-laws” is defined in Section 6.1(i).
(g)    “Certificate of Incorporation” is defined in the recitals.
(h)    “Chair” means the Chair of the Board, as such position is described in the Corporate Governance Guidelines.
(i)    “Chief Executive Officer” means the Chief Executive Officer of the Corporation.
(j)    “Common Stock” is defined in Section 4.1.
(k)    “control”, including the terms “controlling” and “controlled”, with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

(l)    “Corporate Governance Guidelines” means the Corporation’s corporate governance guidelines, as may be amended, supplemented or otherwise modified from time to time.
(m)    “Corporation” is defined in the recitals.
(n)    “Covered Person” is defined in Section 10.1.
(o)    “Director” is defined in Section 6.1(i).
(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, together with the rules and regulations promulgated thereunder.
(q)    “Existing Certificate” is defined in the recitals.
(r)    “First Amended and Restated Certificate” is defined in the recitals.
(s)    “General Corporation Law” is defined in the recitals.
(t)    “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15.0% or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of 15.0% or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article 16 to the contrary, the term “Interested Stockholder” shall not include: (w) the Principal Stockholder or any of its current and future Affiliates (so long as such Affiliate remains an Affiliate) or Associates, including any investment funds managed, directly or indirectly, by the Principal Stockholder or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation, (x) any Person who acquires ownership of fifteen percent (15.0%) or more of the then-outstanding Voting Stock of the Corporation directly or indirectly from the Principal Stockholder, and excluding, for the avoidance of doubt, any Person who acquires Voting Stock of the Corporation through a broker transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering, (y) a stockholder that becomes an Interested Stockholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an Interested Stockholder and (B) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership or (z) any Person whose ownership of shares in excess of the 15.0% limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such Person specified in this clause (z) shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Stockholder, the

Voting Stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(u)    “Lead Director” means the Lead Director of the Board, if any, as such position is described in the Corporate Governance Guidelines.
(v)    “Majority Ownership Requirement” means the beneficial ownership by the Principal Stockholder of shares of Common Stock representing at least a majority of the aggregate issued and outstanding shares of Common Stock.
(w)    “Original Certificate” is defined in the recitals.
(x)    “owner”, including the terms “own” and “owned”, when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or Associates: (i) beneficially owns such stock, directly or indirectly, (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.
(y)    “Permitted Transferee” means (i) in the case of any transferor that is not a natural person, any Person that is an Affiliate of such transferor and (ii) in the case of any transferor that is a natural person, (A) any Person to whom Common Stock is transferred from such transferor (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind; provided that, in the case of clause (2), such transferee is the spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such transferor, (B) a trust that is for the exclusive benefit of such transferor or its Permitted Transferees under (A) above or (C) any institution qualified as tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.
(z)    “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(aa)    “Preferred Stock” is defined in Section 4.1.
(bb)    “Preferred Stock Directors” is defined in Section 6.1(ii).
(cc)    “Principal Stockholder” means BDT Badger Holdings, LLC and its Affiliates that are not natural Persons and its and their respective successors and Permitted Transferees that are not natural Persons.
(dd)    “Proceeding” is defined in Section 10.1.
(ee)    “Second Amended and Restated Certificate” is defined in the recitals.
(ff)    “Securities Act” means the Securities Act of 1933, as amended, and any successor law or statute, together with the rules and regulations promulgated thereunder.
(gg)    “Specified Party” is defined in Section 15.1.
(hh)    “Specified Trigger Date” is defined in Article 11.
(ii)    “Stockholders Agreement” means the Stockholders Agreement, dated as of [●], 2025, by and among the Corporation and BDT Badger Holdings, LLC and the other Persons who may become parties thereto from time to time, as it may be amended, supplemented or otherwise modified from time to time.
(jj)    “Third Amended and Restated Certificate” is defined in the recitals.
(kk)    “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage or proportion of Voting Stock shall refer to such percentage or other proportion of the votes of such Voting Stock.
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IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation of Alliance Laundry Holdings Inc. has been duly executed by the officer below this [●] day of [●], 2025.

By:
Name:
Title:
[Signature Page to Amended and Restated Certificate of Incorporation]